Exhibit 99.1

STATE OF MAINE PUBLIC UTILITIES COMMISSION	Docket No. 2011-92

November 29, 2011

NORTHERN UTILITIES INC d/b/a UNITIL Proposed Base Rate Increase and Rate Design Modification	ORDER APPROVING STIPULATION

WELCH, Chairman; VAFIADES and LITTELL, Commissioners

I.	SUMMARY

We find the proposed Stipulation among Northern Utilities, Inc. d/b/a Unitil (Northern or the Company) and the parties to this proceeding to be a reasonable resolution of the issues in this case and, therefore, approve it.1 However, we require that Northern prepare and present, by December 31, 2011, a detailed plan incorporating the factors discussed herein for its cast iron replacement program for our review and approval. We also require Northern to report prior to the rate effective date of January 1, 2012 on what actions it has taken and will take to publicize its Low Income Rate Program and Budget Billing option to help ensure that ratepayers who have difficulty with payment of the increased charges receive any assistance that may be available to them.

II.	BACKGROUND

A.	Introduction

This case is significant, not only due to its material impact on Northern’s ratepayers, but also because it is the first base rate case for Northern in approximately 28 years and the first base rate case for Northern in Maine since Unitil Corporation (Unitil) purchased Northern’s stock in December of 2008. In its most recent rate design case, rates were “unbundled” (i.e. separated) into distribution (or “pipes”) rates for delivery service and cost of gas rates for gas commodity. See Northern Utilities, Inc., Request for Approval of Rate Unbundling, Docket No. 1997-393, Order Approving Stipulation (Sept. 3, 1999).

Upon its purchase of Northern in December 2008, Unitil acquired approximately 65 miles of cast iron and 10 miles of bare steel natural gas pipes in Portland and Westbrook. During the acquisition proceeding, the Commission made clear that it would consider ordering Unitil to replace these outmoded materials over a specified period of years. Northern filed a proposed replacement program, which ultimately resulted in the Commission’s approval of an agreement between Northern and the Office of the Public Advocate (OPA) for a 14- to 17-year program. See Northern Utilities Inc., Proposed Cast Iron Replacement Program, Docket No,

[1]	Commissioner Vafiades dissents from this decision. See attached Dissenting Opinion.

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2008-151, Order Approving Stipulation (July 30, 2010) (CIRP Order). In 2004-2008, Northern had conducted a similar replacement program in Lewiston and Auburn that removed 49 miles of cast iron pipe and cost approximately $18 million. See Public Utilities Commission, Investigation into Maintenance and Replacement for Northern Utilities Inc’s Cast Iron Facilities, Docket No. 2004-813, Order Approving Stipulation (April 11, 2005).

As directed by the Commission in the CIRP Order, the Company also proposed a cost recovery mechanism for its Cast Iron Replacement Program (CIRP), referred to as the Targeted Infrastructure Recovery Adjustment (TIRA). According to the Company’s estimates, the CIRP represents a capital investment of over $62.8 million (in 2011 dollars) over 14 years. Northern proposed to recover its 2011 CIRP costs as a Step Adjustment effective February 5, 2012, and the remainder of its CIRP costs through a series of additional rate increases each year starting in 2013 for the duration of the program. The proposed TIRA, in effect, was an alternative rate mechanism that would allow the Company to recover its CIRP investments outside of a normal base rate case. Finally, Northern requested that the Commission approve a temporary revenue increase, pursuant to 35-A M.R.S.A. § 312, in the amount of $4.7 million effective on October 1, 2011 (along with several accompanying adjustments to the Winter Period Cost of Gas Factor), arguing that financial conditions of the Company warranted exigent relief.

In addition to seeking an overall increase in rates to recover increased costs, Northern in its filing sought to alter its class revenue allocation (i.e. its rate design), shifting cost recovery from the larger customer classes to the smaller commercial and residential classes. Thus, under the Company’s original proposal, including its proposed CIRP 2012 Step Increase which it proposed to implement at the same time as its overall rate increase (on or about February 5, 2012), average residential customers would experience a 69% increase in distribution rates and a 19% increase to their total bills.

B.	Procedural History

The Procedural History is provided in Appendix 1 to this Order.

C.	Temporary Rates

On September 26, 2011, the Company and the OPA filed a joint Stipulation on Temporary Rates (Temporary Rate Stipulation). The Stipulation provided for a $3.5 million revenue requirement increase to be implemented using temporary rate adjustment of $0.0451 per ccf for all tariff usage. On October 28, 2011, the Commission approved the Temporary Rate Stipulation, pursuant to 35-A M.R.S.A. § 312, allowing Northern to charge a temporary rate adjustment of $0.0451 per ccf, amounting to a $3.5 million increase in revenue requirement, for service rendered on and after November 1, 2011.

III.	DESCRIPTION OF STIPULATION

Northern requests approval of a proposed Global Stipulation among all parties to this proceeding which is offered to resolve all remaining issues in this case. The Global Stipulation includes sections entitled Revenue Requirements, Rate Design, 2011 Cast Iron

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Replacement Program Investments and Future Reporting, Temporary Rates, and Base Rate Stay Out.

A.	Revenue Requirement (Including Temporary Rates)

Under the terms of the settlement, a total annual revenue increase of $7.78 million would become effective January 1, 2012, followed by a further step increase of $850,000 on May 1, 2012 to recover the increased cost resulting from cast iron replacement expenditures made in 2011. The stipulated revenue amount of $7.78 million incorporates the temporary rate increase of $3.5 million that was approved by the Commission. Therefore, rates would increase by an additional $4.28 million on January 1, 2012.

In addition, the Global Stipulation provides that changes relating to the treatment of bad debt, working capital and administrative and local production costs will result in a decrease of $327,451 in the cost of gas and a corresponding increase in base distribution rates.2

The Global Stipulation states that the revenue requirement is calculated with an overall cost of capital of 7.41%, applied to an adjusted rate base of $92,308,765 as summarized on Exhibit 1, Settlement Schedule RevReq-1, and that the Company will use the Proposed Remaining Life Depreciation Accrual Rates set forth on Exhibit 1, Settlement Schedule RevReq-3-13. The Global Stipulation also specifies the treatment of management audit costs, regulatory proceeding costs, FAS 109 Regulatory Assets, Debt Redemption Premium, Acquisition Adjustment, NOPV-Related Costs, Chapter 420 compliance costs and Temporary Rates.

B.	Class Revenue Allocations and Rate Design

The Global Stipulation provides that, at the time of the January 1, 2012 increase, the Company will implement class revenue allocations described in Exhibit 2 of the Global Stipulation and rate design changes consisting of increases in customer charges and distribution charges also as contained in Exhibit 2. Block rate differentials remain unchanged.

As a result of the changes to Northern’s rates for natural gas delivery service, under the Stipulation bill increases to customer classes would range from approximately 4.6% for the highest usage commercial and industrial classes to 18.9% for the lowest use classes (residential non-heating service). Residential heating service bills would increase approximately 15.8%, and small commercial and industrial customer bill effects would range from approximately 11.9% to 14.6%, although bills for individual customers would vary. The total bill increase for an average residential heating customer would be about $20 a month in the winter months and less in non-winter months.

[2]

See also Northern Utilities Inc. d/b/a Unitil, Proposed Cost of Gas Factor Adjustment for the 2011-2012 Peak Period, Docket No. 2011-279, Order (October 26, 2011). With this adjustment, the distribution revenue increase totals $8.1 million.

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The Global Stipulation also provides that the Company would withdraw its Dual Fuel Equipment Rider but may propose such a mechanism no sooner than in its next base rate case. The Company also agrees to provide cost of service studies and other materials reviewing its rate design in its next base rate case.

C.	2011 CIRP Investments and Future Reporting

As noted above, under the Global Stipulation, a step increase for recovery of $850,000 would take effect on May 1, 2012, to allow the Company to reflect the cost of cast iron replacement activities in 2011.

The May 1st rate increase would be implemented by multiplying each distribution rate component by 1.032, the derivation of which appears in Exhibit 3 to the Global Stipulation.

The Global Stipulation also provides that Northern would file annually, by March 15, a report describing its CIRP investments for the prior calendar year and the progress of the CIRP relative to the CIRP plan approved in Docket No. 2008-151. The filing would be of similar scope and detail as the filings provided by the Company to the Commission in January and March 2011.

D.	Base Rate Case Stay-Out

The proposed Global Stipulation also establishes that Northern would not file a base rate case that has a rate effective date earlier than January 1, 2014.

IV.	CRITERIA FOR APPROVAL OF PROPOSED STIPULATIONS

The Commission has established the following three-part test for reviewing stipulations and will approve stipulations when the following conditions are met:

1. the parties joining the stipulation represent a sufficiently broad spectrum of interests that the Commission can be sure that there is no appearance or reality of disenfranchisement;

2. the process that led to the stipulation was fair to all parties; and

3. the stipulated result is reasonable and not contrary to legislative mandate.

See Maine Public Utilities Commission Investigation into Cast Iron Replacement Program in Portland and Westbrook for Northern Utilities Inc. d/b/a Unitil, Docket No. 2011-151, Order Approving Stipulation (July 30, 2010); Central Maine Power Company, Proposed Increase in Rates, Docket No. 92-345(II), Detailed Opinion and Subsidiary Findings (Jan. 10, 1995); Maine Public Service Company, Proposed Increase in Rates (Rate Design), Docket No. 95-052, Order (Jun. 26, 1996). In addition, we have also recognized that, in approving a stipulation, the Commission has an obligation to ensure that the overall stipulated result is in

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the public interest. Northern Utilities, Inc., Proposed Environmental Response Cost Recovery, Docket No. 96-678, Order Approving Stipulation (Apr. 28, 1997).

V.	DISCUSSION AND DECISION

A.	Does the Stipulation Represent a Sufficiently Broad Spectrum of Interests?

To warrant approval, the parties signing the stipulation must represent a broad spectrum of interests.

With one caveat, the first prong of the test is clearly met. Parties signing the settlement include the OPA, two customer groups, and the Company. We consider the agreement of the OPA to be especially relevant to the determination of whether consumer interests are sufficiently represented, and the OPA’s agreement weighs in favor of finding that the first prong is satisfied.

It is, however, not clear that the interests of certain categories of customers – in particular the mid-sized business customer classes – were actively represented in the case or the negotiations. We note that the share of the revenue increase for that mid-sized business group which were agreed to by the stipulating parties, relative to the share of increases originally proposed by Northern, is somewhat larger when compared to the share to be borne by the residential class and the larger customers.

Nevertheless, we do not think that the rate design incorporated into the Global Stipulation as a whole is outside the range of “just and reasonable” for any customer group. Our conclusion is based on the evidence provided in the case. For instance, the Company’s expert testimony indicated that the larger customer classes under the existing rate design are bearing a disproportionate share of distribution costs, justifying a significant reduction in the overall share to be borne by those classes. The testimony also addressed limitations on moving the residential and small business customers more quickly to a share of distribution costs more consistent with the cost study submitted in the case; Northern’s proposal would limit increases for any class to 125% of the average increase for the overall class, and for any particular rate to 125% of the overall class increase. While the OPA’s expert witness raised a question during litigation as to whether the cost study should be relied upon as presented, we conclude that the record supports a move from the current rate design in the direction indicated by the Northern study, even if we do not reach a conclusion on the full magnitude of the changes that could be justified. We also observe that the caps on increases for any class or any rate reduce the impact of any error in the Northern study with respect to the ultimate “destination” of class cost allocations.

Further informing our views on whether the first prong of our test for considering has been met is a comparison of the Company’s originally proposed rates with the Global Stipulation rates, from which we observe the following:

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•	The increases for the largest customer classes (G-42/T-42 and G-52/T-52) on an overall basis decreased the most from the original proposal (from 57% to 40%);

•	The increases for two of the smaller business classes – the G-41/T-41 class and the G-51/T-51 class – actually increased slightly (from about 38% to 40%, and from 27 to 29%, respectively);

•	The residential class increase went from about 69% to 59%.

On the other hand, the Global Stipulation’s rate structure is actually closer to an across-the-board increase, with the rate increases ranging from 69% to 27% in the original proposal, and from 59% to 30% in the Global Stipulation. Moreover, the ranking of classes in terms of percentage increase changed very little. In both the original proposal and the Global Stipulation, the residential class receives the largest increase and the G-51/T-51 class the smallest. The only change in relative increase ranking is that in the G-41/T-41 class moves from 6th highest to 4th highest.

Therefore, on balance, we do not see these relatively modest adjustments to the distribution of the rate increase, especially since they move in the direction of a more level application of the increase, as a basis for concluding that the voluntary absence of groups representing those particular classes from the litigation (and, by extension, from the settlement process) was sufficiently unfair to warrant rejection of the Global Stipulation on that basis.

B.	Was the Settlement Process Fair?

The second prong of the test requires us to find that the process that led to the stipulation was fair to all parties. We see nothing in the process leading to the Global Stipulation in this case that excluded any party, or prevented any party from participating in any aspect of the case or the settlement discussions. As shown in the Procedural History (Appendix A), all parties had ample opportunity to participate in discovery, present their case, and join negotiations. Thus we conclude that the second prong is met as well.

C.	Does the Stipulation Come to a Reasonable Result Consistent with the Public Interest and Statutory Mandates?

This Global Stipulation was brought to us on the eve of our scheduled hearings, after the submission of several rounds of testimony and technical hearings allowed the parties to obtain a better understanding of the other parties’ positions. Thus we have the benefit of comparing the views of the parties concerning revenue requirement and rate design issues, and also the benefit of our own Staff’s comments.

The question of whether the settlement is consistent with the public interest and statutory mandates can be broken into two broad issues: First, does the settlement reach a

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result that is within the range of reasonable rate case results in terms of revenue requirement and rate design? Second, does the failure of the Stipulation to incorporate an explicit TIRA, as contemplated by our earlier orders concerning the CIRP, require its rejection? We address those issues in turn below.

1.	Revenue Requirement

The Global Stipulation presents a breakdown of the revenue requirement elements that support the overall figure of an increase in rates of $7,780,000 on an annual basis to be effective January 1, 2012, with an additional increase of $850,000 to be effective on May 1, 2012. This figure is less than the Company’s initial request of about $9.3 million for the test year and greater than the OPA’s testimony which indicated a requirement of about $7.4 million. While our Staff did not put forward a specific revenue requirement proposal, the Staff did offer some additional adjustments that would have, if accepted, taken the annual amount below that of the OPA.

The Stipulation describes the basis for the calculation of the stipulated revenue requirement amount, and includes a statement concerning the treatment (e.g. normalization or amortization) of certain accounts. We address each of these items as follows:

a.	Rate base

The Stipulating parties agreed to the use of a year-end test year rate base in their evaluation of revenue requirements. In its Bench Analysis, the Staff supported the use of a 5-quarter test year rate base to maintain consistency with past Commission practice.

While there may be valid reasons for use of different test year rate base methodologies, we are persuaded by the Company and OPA’s witnesses’ contention that the use of a year-end rate base is reasonable for Northern in light of its significant increases in investment over the year. We further note that the stipulated rate base properly excludes the pre-acquisition deferred tax balance.

In addition, the rate base used in the Global Stipulation includes a further downward adjustment as an agreement among the parties which serves to resolve the overall revenue requirement without resolving all of the issues that otherwise would have had to be litigated. This is typical of settlements, and it is a reasonable approach as it leaves the overall requirement in a reasonable relationship to the positions of the parties which generally span the reasonable range of results, with the Company typically at the high end and OPA at the low end.

Accordingly, we find that the Global Stipulation’s test year rate base provisions are reasonable and consistent with the public interest.

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b.	Cost of Capital

The Global Stipulation provides that the Company’s revenue requirement is calculated with an overall cost of capital of 7.41% but does not state that the parties agreed to a particular return on equity. This is not unprecedented in settlements where parties agree only an “all in” revenue requirement. This settlement strategy alleviates the need to negotiate numerous components upon which compromise could be difficult.

In order to assist us in making an assessment as to whether the overall settlement is reasonable, we have calculated what the settlement figure implies for a cost of equity. The resulting figure is in the range of 9.9% if calculated using the cost of debt required under prior stipulations and it would be somewhat lower if the current actual debt cost is used. While this figure is toward the high end of what the testimony described, it is within the ranges developed for Northern by both the OPA and Company expert witnesses. In particular, the OPA’s expert witness, Mr. Brown, established a range of 9.0% to 10.0% for return on equity.

Because the 9.9% return on equity falls within the ranges for which there is record evidentiary support, and because the overall cost of capital (however calculated) is also within the ranges found in the record, we do not find a reason to reject the Global Stipulation on this issue.

c.	Acquisition Adjustment

The Global Stipulation treats all acquisition and integration costs below the line consistent with the Stipulation approved by the Commission in the acquisition proceeding, Docket No. 2008-155. The settling parties did not agree to make the adjustment to rate base to compensate for the costs of rehabilitating deteriorated assets as described by Staff in the Bench Analysis.

In our view, the stipulating parties’ decision not to make such an adjustment does not render the Global Stipulation unreasonable. In fact, the Stipulation’s below-the-line treatment of purchase price is consistent with our past decisions to limit the effect of, or to ignore completely, the purchase price paid by an acquiring entity for a utility. We find this treatment reasonable. However, we do not rule out that, under appropriate conditions in the future, we might apply something similar to what Staff proposed in the Bench Analysis.

d.	NOPV-Related Costs

There was a difference of opinion in the case about whether Northern’s ratepayers should bear any of the NOPV-related costs. The language in the past orders and stipulations was somewhat contradictory, allowing different interpretations to arise. See e.g., the “Safety Stipulation”, which states:

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The parties acknowledge that for the portion of the estimated expenditures for safety-related system upgrades and compliance activities above those amounts not allowed recovery in rates, Northern may seek rate recovery, subject to normal ratemaking standards of review, in a general rate case proceeding.

Docket No. 2007-362 et al., [Safety] Stipulation filed Sept. 9, 2008 at p.5, Section IV.A.iv; approved by Order Approving Stipulation (October 22, 2008) which states at page 6:

The Stipulation contains language suggesting that some compliance costs may be recovered through the ratemaking process (paragraph 22). The language creates some ambiguity regarding Northern’s3 cost responsibility for compliance costs under the agreement. During the hearing, Northern repeatedly directed the Commission to paragraph 12(iii) as stating that the costs of compliance will not be recovered through rates. Because of the lack of clarity in the language, we approve the Stipulation with the condition that all compliance costs under the agreement necessary to comply with applicable codes and regulations are the responsibility of Northern’s shareholders and will not be recovered in rates.

Finally, the Commission’s Order on Reconsideration Modifying Conditions in the acquisition case limited Unitil’s share of post-closing Safety Stipulation-related compliance cost indemnification to $1.6 million (1% of the purchase price). See Docket No. 2008-155, Order on Reconsideration Modifying Conditions (Nov. 5, 2008) at 3.

Because there is language in the Safety Stipulation in Docket No. 2007-362 et al., which was approved by the Commission, and language in the Order approving the acquisition in Docket No. 2008-155, suggesting that the NOPV-related costs that are included in this Stipulation could be recovered in the normal ratemaking process, we do not reject the Global Stipulation based on their inclusion here.

We make clear, however, that the extraneous4 language on page 6 of the Global Stipulation stating that the recovery of $766,987 of NOPV-related capitalized costs is “consistent the Stipulation and Consent Agreement (etc.)” is simply a statement of the stipulating parties’ view. By approving the Stipulation, we do not reach any conclusion concerning whether, if the matter were fully litigated, the recovery of such costs would be found to be consistent with those documents. In other words, we do not say that we disagree; merely that we do not decide.

[3]	In this passage, “Northern” was intended to identify the utility when owned by NiSource, prior to acquisition by Unitil.
[4]	By “extraneous” we mean that the language does not affect the tariff rates to be put into effect.

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e.	Chapter 420 Costs

Chapter 420 costs were the subject of considerable controversy in this proceeding. These are costs that the Company expects to incur to comply with the provisions of the Commission’s newly adopted Rule governing safety standards and requirements for the operation of distribution pipeline systems, Chapter 420. The Company argued for recovery of these costs, which it claimed could be substantial, but the interveners objected that the costs were insufficiently certain and were brought into the case too late. The Hearing Examiners’ ruling excluded costs that were the subject of Northern’s pending waiver request (in Docket No. 2011-236) because they were not known and measurable and could not be explored fully in the limited time remaining in the case. See, in this docket, Order on Interveners’ Joint Motion in Limine (Sept. 28, 2011).

Under the Global Stipulation, the Company has abandoned any claim to recovery at least until the next rate case. The Company also indicated in the hearing on the Global Stipulation that it will not seek an order to allow deferral of these costs. This resolution of Chapter 420 costs is not unreasonable and we see no reason to reject the settlement based on this provision.

f.	Conclusion

We conclude that the revenue requirement elements as spelled out in the Global Stipulation are reasonable, and consistent with the public interest. Accordingly, we accept them for the purpose of this case. This is not to say that these are the only conclusions that could have been reached had the case been litigated fully; merely that these are sufficiently within the range of reasonable results that we do not find any of them to be a basis for rejecting the settlement.

2.	Rate Design

The basic rate design principle advanced by Northern in this case is that the larger customer classes have historically been paying more than an appropriate share of the distribution costs, and the classes with lower usage have been paying less than their appropriate share. Although the Company’s testimony purported to show that very substantial inter-class reallocations could be supported, Northern proposed to limit the class and individual increases by capping the percentage of increase in any class, relative to the overall increase, as well as the increase to any one rate category.

The Global Stipulation adopts Northern’s capped rate design proposal and also maintains the current block rate relationships for each class. This puts the new inter-class allocation somewhere between the existing rate structure and the rate structure that is implied by the Company’s cost of service witness, Dr. Normand. The Stipulation does not bind the Commission to any future changes and we are not, by approving the Global Stipulation, ruling in any way on the accuracy of the Company’s cost of service study. However, the evidence in this proceeding, both from the Company and the OPA’s expert witnesses, is that Northern’s proposed rate design changes as limited by the class and rate

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caps are warranted. It also seems likely that even a fully vetted cost of service study, as well as other ratemaking principles (such as inverse elasticity pricing), would support the relatively modest shift included in the Global Stipulation. Consequently, we find the rate design provisions contained in the Stipulation to be reasonable and consistent with the public interest.

We also find no basis to reject the Stipulation with regard to its treatment of the special rate contract revenues in its rate calculations, which is generally consistent with our treatment of such contracts in the ratemaking context, nor do we see any problem with the lack of the inclusion of a Dual Fuel Rider.

3.	Cast Iron Replacement Program (CIRP) and TIRA

In the 2010 Cast Iron proceeding, the Commission approved a Stipulation between OPA and Northern in which the parties agreed that a rate mechanism for the CIRP would be developed in Northern’s upcoming base rate case.5 The agreement requiring the Company to propose such a mechanism was based upon the Company’s representation in the cast iron replacement case that it could not support the financial burden of the program without a rate adjustment mechanism and that the presence of a mechanism would alleviate the need to file annual rate cases to match annual revenues with program investment.

While Northern did file a TIRA proposal in this case, the stipulating parties agreed not to adopt such a program in the Global Stipulation. They instead agreed to a single “step” increase in rates to recover cast iron replacement costs projected to be incurred through the end of 2011, that will take effect May 1, 2012, rather than February 5, 2012 as Northern had originally proposed.

While the Global Stipulation does not incorporate metrics and milestones for the CIRP program envisioned by the Commission in the CIRP Order, we do not find that the Global Stipulation should be rejected for that reason. The obligation on the Company was to propose a TIRA, and it did so in its filing in this case. The obligation could not have been to actually implement a TIRA, or to secure Commission approval for a TIRA, because those results could only be accomplished by the Commission itself. The instant Stipulation is, in effect, a request that the Commission adopt a particular result to the case as if the case had been fully litigated to conclusion. One of the possible outcomes of the case was that no TIRA would be found to be appropriate by the Commission. Moreover, the Commission did not bind itself by its 2010 CIRP Order to impose a TIRA regardless of current conditions or other findings in the rate case. Thus, the Company’s obligation was satisfied by its submission of a TIRA in its case in chief, and the fact that the Company agreed to a comprehensive resolution of the case that did not include a TIRA does not render Northern out of compliance with the CIRP Order.

[5]

Maine Public Utilities Commission Investigation into Cast Iron Replacement Program in Portland and Westbrook for Northern Utilities, Inc. d/b/a Unitil, Docket No. 2008-151, Order Approving Stipulation (July 30, 2010) (CIRP Order) at 17.

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Moreover, rejecting a settlement that does not include a TIRA would not advance the objectives that the original obligation was intended to promote. The parties agreed in the CIRP settlement to incorporate in the mechanism “appropriate milestones to measure work completed, costs incurred and miles of leak prone materials replaced.” See CIRP Order at 17-18. Thus, the parties agreed to the principle that rate changes would be allowed under the mechanism provided that certain other conditions, relating to progress and cost of the program, were met. In effect, the mechanism was to be designed like an alternative ratemaking mechanism, with step increases based on investment rather than inflation/productivity, and penalties and rewards based on progress and cost (i.e., efficiency) performance rather than service quality measures.

It appears that the Company is now willing to proceed with the program – to which it is bound regardless of whether there is a TIRA in place – without a step increase in rates beyond the May 1, 2012 adjustment. There could be a number of reasons for the Company’s change of heart. It could be, for example, that revenues are now projected to be greater due to growth, or that there is a closer relationship between CIRP investment and increased sales than previously expected. We do not, however, need to decide those reasons in this Order. The absence of a TIRA, coupled with the provision in the Global Stipulation that the Company cannot seek to increase rates prior to January 1, 2014, means that the increases in rates that a TIRA would have put into place in 2013 under the Company’s original proposal are foregone. Further, prior to any CIRP related costs incurred after 2011 being included in rates, the Commission will have the opportunity to review the progress and costs of the program up to that time in making any decision about future rate increases.

Accordingly, we believe that a major objective of the TIRA as envisioned by the Commission in the CIRP Order – i.e., linking the ability of the Company to raise its rates to recover CIRP costs with appropriate progress and reasonable cost – has not been compromised in any way by the proposed Global Stipulation. Indeed, the Global Stipulation imposes a greater burden on the Company in the sense that it must file a full rate case before it can raise its rates to cover CIRP costs for 2012 and thereafter. In fact, virtually all of the articulated requirements set forth for a TIRA in the 2010 Order are met by the Global Stipulation now before us, because any further costs will only be allowed in rates in a full rate case. Specifically, the Global Stipulation satisfies the 2010 CIRP Order’s requirements as follows:

1) The CIRP Order requirement that when any CIRP-related increase is considered, the rate base will include test year and pro forma adjustments is met by the Global Stipulation’s requirement that the Company file a rate case prior to any further rate increases to distribution revenue requirements;

2) The CIRP Order requirement that Northern will be allowed to recover prudently incurred costs for the program is also met by the rate case requirement, where these issues will be in play;

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3) The CIRP Order included a requirement that the TIRA include appropriate milestones that Northern must meet in order to submit a rate adjustment request. Because there is no provision for a “rate adjustment” outside of a rate case, the Commission can make a determination, in the next rate case, of whether progress has been sufficient to warrant inclusion of the CIRP costs in the Company’s next rate increase, should the Commission order such an increase;

4) The CIRP Order’s requirement that the Company make an annual filing with the Commission detailing cast iron investments in the prior calendar year, if we consider it important, could be satisfied by requiring Northern make such an annual filing. Since there is no rate adjustment to be made, the requirement to calculate a revenue requirement impact is moot;

5) While the CIRP Order listed what costs would be included as eligible for recovery in a TIRA, without a cost recovery mechanism, the determination of “eligible” costs for that mechanism is moot, and the Commission will have a chance to review all costs in the full rate case;

6) Similarly, the CIRP Order’s requirement of a cap on the magnitude of the annual rate change resulting from an accelerated recovery mechanism is moot until the next full rate case (essentially the cap is impliedly set at zero after the May 1, 2012 increase);

7) The CIRP Order’s prohibition on a reconciliation provision is moot, since there is no adjustment to reconcile;

8) Consistent with the requirement in the CIRP Order that any rate mechanism be revisited periodically, the Global Stipulation establishes rates for a specific time period in that it provides a single step increase, followed by Northern forgoing any further increases until January 2014 and subject to a demonstration in a full rate case that additional revenues are needed; and

9) the CIRP Order’s requirement that a cost recovery mechanism would provide incentives for Northern to contain the overall cost of the project and meet its construction schedule and benchmarks is also moot because there is no annual cost recovery mechanism and therefore there is nothing in the way of incentives to attach to it.

Put another way, with the possible exception of the last requirement, the Global Stipulation actually achieves, or renders irrelevant, all the principal elements of the TIRA described in the Commission’s 2010 CIRP Order. Indeed, by avoiding at least one and possibly more step increases that were envisioned by the TIRA, the Global Stipulation arguably achieves a better result from the perspective of ratepayers.

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However, a question arises whether, absent a TIRA, the Commission has sufficient tools to ensure that the program is progressing on schedule and at reasonable cost. In some ways, a TIRA would be an attractive mechanism to provide beneficial incentives, because it would link the Company’s ability to achieve more rapid cost recovery to its performance.

Nevertheless, because under the terms of the Global Stipulation the Company has given up its request for accelerated cost recovery of costs incurred in 2012, there is no carrot of more rapid cost recovery to go with the stick of denying such recovery based on poor performance or excess cost. We believe, moreover, that the Commission has sufficient authority to ensure that the Company advances its program even if no TIRA is implemented for the following reasons.

First, while the Stipulation describes certain information that Northern shall provide to the Commission concerning the program’s progress, there is nothing that prevents the Commission from seeking additional information relating both to the pace and cost of the CIRP. Title 35-A M.R.S.A. Section 112 gives the Commission virtually unlimited authority to obtain information concerning the operation of any utility. We can, therefore, require that Northern provide to us regular reports on the program in whatever format and level of detail we deem necessary to show that the program is progressing in an appropriate manner. Accordingly, we hereby require that Northern make such a filing by the end of this year with contents adequate to allow for sufficient enforcement of the project terms approved in Docket No. 2008-151 for our review and consideration.

Second, in the event that the information we obtain from Northern creates any basis for concern either about CIRP costs or progress, we could, again within our broad powers, issue any orders we considered necessary – where the failure to abide by the orders could be subject to contempt, fines, penalties (see 35-A M.R.S.A. § 1508), and, likely to be most effective, disallowances in any subsequent rate proceeding, whether that proceeding is initiated by the Company or the Commission.

Therefore, we conclude that many of the objectives of the TIRA envisioned by the Commission in the CIRP Order are actually achieved by this Global Stipulation, and the remainder of those objectives can be achieved in the normal course of regulatory oversight.

Accordingly, we find that the Global Stipulation is in the public interest and satisfies all three of the conditions for approval required by our precedent. We approve the Global Stipulation, with the inclusion in our Order of the requirement that Northern submit a detailed filing by December 31, 2011 to propose how it will report on its annual CIRP progress and address the question of how the Commission might ensure or enforce that the project adheres to the schedule and costs established in Docket No. 2008-151. We can consider at that time whether it would be appropriate to put in place enforcement measures to ensure that the project proceeds as approved in the CIRP Order.

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D.	Public Witness Hearing

State Representative Benjamin Chipman, representing part of Portland, provided comments on the proposed rate increase at the Public Witness Hearing on November 2, 2011. Representative Chipman urged that we defer the Stipulation’s proposed January 1, 2012 increase until after the winter season, based on his concern for low income customers who might be faced with difficult choices concerning what bills to pay this winter.

We are sympathetic to this concern and have considered Representative Chipman’s deferral request. However, we conclude that deferral is not appropriate here because deferring the increase would have the effect of imposing a higher increase — and a larger burden on ratepayers — in the following winter months, increasing the burden on ratepayers. Deferral would also delay needed revenue for Northern, which presented testimony that shows immediate cash flow needs. Deferral also would require rejections of the stipulation that all parties, including the OPA representing residential ratepayers, have executed and which represents a substantial reduction in the company’s initial request as detailed above. We note that the company is obligated to enter into reasonable payment arrangements with customers who desire to stretch out their payments over a longer period rather than pay all in the winter period. The company indicated it will honor these obligations and any issues that are unresolved with Northern and ratepayers having difficulty paying the increase all at once can be reported to the Commissioner’s Consumer Assistance Division.

While we decline to defer the rate increases, we direct Northern to take appropriate measures to ensure that residential customers are informed of the availability of low income discounts of 30% bill reduction through Northern’s residential low income program as well as the availability of Northern’s budget billing option to spread winter costs over the year. Northern should report to us by December 31, 2011 on all such efforts, including how it is addressing conservation.

VI.	CONCLUSION

We find the proposed Stipulation among Northern and the parties to this proceeding to be a reasonable resolution of the issues in this case as described above and, therefore, approve it.

Accordingly, we

O R D E R

1. That the Stipulation dated November 10, 2011 attached to this Order and accompanying Attachment A and Exhibits 1 through 3 are incorporated into this Order and approved as described in the body of this Order;

2. That Northern is directed to file rates consistent with this Order, no later than December 15, 2011, for compliance review, to be effective for usage as of January 1, 2012;

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3. That Northern report prior to December 31, 2011 on its efforts concerning outreach to customers to ensure that, to the extent practical, all eligible residential customers are informed about Northern’s low income program, its budget billing option, and other forms of assistance available to customers.

4. That Northern file by December 31, 2011 its detailed proposal for periodic reporting to the Commission concerning on its Cast Iron Replacement Program activity, including pipe abandonment, budget and completion targets, and address the question of how the Commission might ensure or enforce that the project adheres to the schedule and costs established in Docket No. 2008-151, for approval; and

5. That Northern file by April 15, 2012 its rate schedules for the step increase taking effect May 1, 2012.

Dated at Hallowell, Maine, this 29th day of November, 2011

BY ORDER OF THE COMMISSION

/s/ Karen Geraghty
Karen Geraghty
Administrative Director

COMMISSIONERS VOTING FOR:	Welch
Littell

COMMISSIONER VOTING AGAINST:	Vafiades	See attached Dissenting Opinion

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DISSENTING OPINION OF COMMISSIONER VAFIADES

I support the expansion of natural gas availability for commercial and residential customers. I support a reasonable adjustment in Northern’s distribution rates for funds to meet its current and potential growth and operational needs and to effectuate the rate impact adjustments from the merger agreement. However, I cannot support the lack of a concrete accountability program to achieve a safe, economically efficient, cast iron and bare steel replacement program as required by the Commission’s 2010 Cast Iron Replacement Program Order. Thus, I respectfully dissent.

Unitil acquired Northern from NiSource in the last quarter of 2008 after extensive adjudicatory proceedings before the Commission that resulted in an agreement among the parties and Order of the Commission on all pending matters including the merger, gas safety, technical and management issues (which had developed during NiSource’s ownership), except cast iron replacement. I concluded that the resolution of the pending issues, which included no rate increase filing prior to the fall of 2010, properly balanced the interests of ratepayers with Northern’s interests in becoming a well managed company with the resources necessary to operate a safe and expanding natural gas business. Despite reservations expressed by the Commission, Unitil’s request to defer consideration of an accelerated cast iron replacement program in its southern Maine district until the filing of its rate case was approved.

Northern’s 75 miles of cast iron/bare steel pipes are 50 to 100 years old and these pipes are more susceptible to brittle fracture, graphitization and other modes of failure. In July of 2010, the Commission concluded that an accelerated cast iron replacement program would improve public safety as well as provide operational and savings benefits to ratepayers. Unitil did not disagree that a replacement program was necessary, but objected to the imposition of an accelerated timeframe and asserted that an accelerated cost recovery mechanism for cast iron investments was necessary to ensure the Company’s financial health. The Commission ordered annual reporting that included the cost, mileage and facility details of the prior year’s progress. The Commission also determined that benchmarks and interim milestones were required to measure Northern’s progress and performance. The Commission allowed the specific mechanics of the accelerated cost recovery mechanism to be deferred until the filing by Unitil of its base rate case, but made it clear that incentives and disincentives must be included in such a mechanism for cost control and benchmark measurement.

Thus, the Commission’s Cast Iron Replacement Order was based on three determinations: (i) that accelerated replacement of cast iron/bare steel was required to provide for the safety of the general public; (ii) that construction must be done efficiently, within a prescribed schedule and in a cost effective manner; and (iii) that the Company could regularly recover its capital costs without filing a base rate case if the first two determinations were met. The Commission concluded that the CIRP program must be completed with fourteen years as opposed to the twenty years proposed by Northern and over the opposition of the OPA, who was not in favor of any accelerated cast iron replacement program. Northern has commenced a cast iron replacement program in its southern district. In this

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proceeding, the Company proposed the structure of an accelerated cost recovery mechanism and then abandoned it in the final stipulation negotiations.

In January of 2011, Northern provided an updated build out plan for the CIRP and under the terms of the Global Stipulation in this case, the Company will provide an annual report describing the CIRP investments for the prior calendar year and the progress of the CIRP relative to the CIRP plan. The Global Stipulation also allows the Company to recover $850,000 of cast iron replacement costs which will be rolled into rates in May, 2012. Without defined build out targets, timeframe and costs, however, I find that an annual report filing lacks the sufficient oversight and accountability that the Commission determined was necessary in its prior CIRP Order. In the CIRP Order, the Commission ordered the Company to meet appropriate milestones and benchmarks to achieve completion of cast iron replacement by October, 2024. That Order was not just about cost recovery, but also met the Commission’s statutory responsibilities under Title 35-A, section 4501, which provides that “the business of transporting natural gas… affects the public interest and that the health, safety and welfare of the inhabitants of the state require regulation relating to transportation…” The Global Stipulation’s lack of a more accountable program fosters regulatory uncertainty for customers as they pay for cast iron replacement, but do not have built in assurances that the program is cost effective and proceeding in a manner that the Commission has determined optimizes safety. I conclude that an irregular prudency review is an inadequate substitute for a program with built in benchmarks and regulatory incentives/disincentives.

Accordingly, I am unable to conclude that the Global Stipulation is in the public interest absent a measurable and accountable construction rate incentive recovery mechanism for the replacement of cast iron. Therefore, I decline to approve the Global Settlement proposed by the parties in this case.

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APPENDIX 1: PROCEDURAL HISTORY

On March 3, 2011, Unitil filed a 60-day Notice of intent to file a major rate case pursuant to Chapter 120 of the Commission’s Rules. On May 6, 2011, the Company filed the Direct Testimonies of George Gantz, David Chong, Lawrence Brock, Christopher Leblanc, Samuel Hadaway and Paul M. Normand along with attending exhibits in which it described its proposed increase in base rates for all customer classes and modifications of the revenue allocations within classes and among classes. The Company’s proposal requested that the Commission approve an annual increase of $9.33 million in distribution revenues, which represents a 15% increase in the Company’s total operating revenues and a 49% increase in distribution revenues.6

An Initial Case Conference was held on June 13, 2011 at which the interventions of the Office of the Public Advocate (OPA) and two groups of large commercial and industrial gas consumers, called the Maine Gas Users Group (MGUG) and the Joint Consolidated Interveners (JCI), were granted (OPA, MGUG and JCI hereinafter collectively referred to as Interveners). The parties and Staff conducted discovery on the Company’s proposal.

On July 1, 2011, the Company supplemented its direct case by filing the supplemental Testimony of Paul M. Normand and his accompanying Lead Lag Study. Technical Conferences for further discovery on the Company’s direct case were held on July 11 and 12, 2011, following which the Company provided responses to 60 Oral Data Requests.

On July 21, 2011, the Interveners filed a Joint Interveners’ Motion in Limine seeking to bar the Company from submitting further updates to its case. The Company filed a Memorandum in Opposition to Interveners’ Motion in Limine on July 27, 2011. The Interveners’ filed a Joint Response to Unitil’s Memorandum on August 5, 2011.

On August 3, 2011, the OPA filed the Direct Testimonies of Thomas C. Catlin, Jerome D. Mierzwa, Johnny Brown and John Rosenkranz, recommending an increase of $7.4 million, and accepting Unitil’s proposed rate design changes. A Technical Conference for discovery on the OPA’s Direct case was held on August 18, 2011.

The Staff issued a Bench Analysis on September 14th that outlined its preliminary assessment of legal and technical issues in the case. A Technical Conference for the purpose of discovery on Staff’s Bench Analysis was held on September 22 and 23.

The Hearing Examiners’ ruling on the Joint Interveners’ Motion in Limine was issued September 28, 2011, barring Northern from updating its case to include estimated Chapter 420 compliance costs that were awaiting a ruling on a pending waiver request in Docket No. 2011-236. The Company requested Reconsideration of a portion of this ruling on October 17,

[6]

During the course of this proceeding, the Company amended its request twice, most recently on August 26, 2011, where the Company revised its requested annual increase in distribution revenues to $9.19 million.

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2011, seeking to recover annual operating and maintenance expenses but not capital investment costs.

On October 5, 2011, the Company filed the Rebuttal Testimonies of Gantz, Chong, Brock, Leblanc, Meissner, Hadaway and Normand with Exhibits. The OPA filed the Rebuttal Testimony of Thomas C. Catlin and his Revised Testimony on October 8, 2011.

On September 21, 2011, the Company renewed its request for temporary rates, but amended the temporary rate amount to $3.5 million on the basis that given the pre-filed testimony and the Staff’s Bench Analysis filed in the case, $3.5 million was the highest amount not in dispute by any party or the Staff. The MGUG and JCI filed pleadings opposing the Company’s proposed request for temporary rates because the Company did not propose to implement the rates using the rate design proffered in its Direct case.

On September 26, 2011, the Company and the OPA filed a joint Stipulation on Temporary Rates (Temporary Rate Stipulation). The Stipulation provided for a $3.5 million revenue requirement increase to be implemented using temporary rate adjustment of $0.0451 per ccf for all tariff usage. MGUG and JCI did not sign the Temporary Rate Stipulation due to their objections regarding rate design. On September 28, 2011, the MGUG and JCI each filed a response to the Temporary Rate Stipulation that set forth their procedural and rate design objections.

A Technical Conference was held on October 11, 2011, to more fully explore the Company’s CIRP re-engineering and 2011 CIRP expenditures and program changes. The Company’s witnesses at this conference included Christopher J. Leblanc, Helen Ayotte, and Darrel Hobart.

On October 25, 2011, the Company and the other parties in this case filed a Stipulation that set forth a global settlement of all of the issues in this proceeding (Global Stipulation). In the Global Stipulation, the MGUG and JCI agreed to withdraw their previously stated objections as to the Company’s temporary rate request and the Temporary Rate Stipulation. On October 28, 2011, MGUG and JCI each filed letters confirming that they had, in fact, withdrawn their objection as to the Temporary Rate Stipulation, regardless of the Commission’s ultimate action on the Global Stipulation. The stipulating parties waived their right to have Staff issue an Examiner’s Report and an opportunity to file exceptions to permit Staff to discuss the Stipulation with the Commissioners.

On October 28, 2011, the Commission approved the Temporary Rate Stipulation, pursuant to 35-A M.R.S.A. § 312, allowing Northern to charge a temporary rate adjustment of $0.0451 per ccf, amounting to a $3.5 million increase in revenue requirement, for service rendered on and after November 1, 2011.

A corrected Global Stipulation was filed on October 26, 2011 to include an omitted provision regarding adjustments to the cost of gas. A hearing on the Global Stipulation was held on October 27, 2011 to assist the Commissioners and Staff in

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understanding the provisions of the settlement and it was scheduled for deliberation on November 8, 2011.

The Commissioners held a Public Witness Hearing on November 2, 2011 at the University of Southern Maine’s Abromson Center to allow members of the public to provide testimony or comment on the proposed settlement and other issues in the case. The speakers included a resident of Portland and State Representative Benjamin Chipman of House District 119, which encompasses the Bayside and Parkside areas of the City.

On November 8, 2011, Northern filed a corrected Exhibit 2 to the Global Stipulation to replace the Exhibit 2 that was initially filed on October 25, 2011, as well as a corresponding bill impact analysis. A complete set, comprised of the corrected Global Stipulation and its Exhibits 1 though 3, was filed on November 10, 2011 for administrative convenience.

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NOTICE OF RIGHTS TO REVIEW OR APPEAL

5 M.R.S.A. § 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party’s rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding. The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1. Reconsideration of the Commission’s Order may be requested under Section 1004 of the Commission’s Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought. Any petition not granted within 20 days from the date of filing is denied.

2. Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. § 1320(1)-(4) and the Maine Rules of Appellate Procedure.

3. Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. § 1320(5).

Note: The attachment of this Notice to a document does not indicate the Commission’s view that the particular document may be subject to review or appeal. Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission’s view that the document is not subject to review or appeal.